Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated December 6, 2011

Inflation/Deflation Exchange Traded Notes

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Description
The PowerShares DB US Inflation Exchange Traded Notes (Symbol:INFL)(the
"Inflation ETNs") and PowerShares DB US Deflation Exchange Traded Notes
(Symbol: DEFL) (the "Deflation ETNs," together with the Inflation ETNs, the
"ETNs") are the first exchange-traded products to provide investors with direct exposure to US inflation or deflation expectations.

The Inflation ETNs and Deflation ETNs are based on the DBIQ Duration-Adjusted
Inflation Index (the "long inflation index") and the DBIQ Duration-Adjusted
Deflation Index (the "short inflation index", together with the long inflation index, the "inflation indexes"), respectively, which are intended to capture movements, whether up or down, in US inflation expectations or deflation expectations, as applicable.

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month returns, whether positive or negative, on the DBIQ Duration-Adjusted Inflation Index and the DBIQ
Duration-Adjusted Deflation Index.

The inflation indices aim to track changes in the market's expectations of future inflation implied by the difference in yields between Treasury
Inflation-Protected Securities (TIPS) and U.S. Treasury bonds with approximately equivalent terms to maturity. A combination of offsetting short and long notional positions in TIPS and Treasury Bond Futures is one way in which this expectation of future inflation may be measured. If the market's expectation of future inflation increases, TIPS are likely to outperform U.S.
Treasury bonds with approximately equivalent terms to maturity. If the market's expectation of future inflation decreases, TIPS are likely to underperform U.S.
Treasury bonds with approximately equivalent terms to maturity. Therefore, to gain exposure to the market's expectation that future inflation will increase, the Inflation ETNs take a notional long position in TIPS and a notional short position in U.S. Treasury bonds with approximately equivalent terms to maturity. To gain exposure to the market's expectation that future inflation will decrease, the Deflation ETNs take a notional short position in TIPS and a notional long position in U.S. Treasury bonds with approximately equivalent terms to maturity.

If the daily repurchase value of the securities is above $100.00 for three consecutive trading days or is below $25.00 for three consecutive trading days,
Deutsche Bank AG, London Branch will automatically effect a 2 for 1 split or a
1 for 2 reverse split of the securities, respectively. Because the index multiplier remains constant at 0.10 per security, a mandatory split or reverse split will have the effect of increasing or decreasing an investor's exposure to the applicable inflation index, respectively.

Investors may redeem the ETNs in blocks of 50,000 securities and multiples of
25,000 securities in excess thereof, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.075 for each security that is redeemed or a fee of up to $0.50 if an investor offers in excess of 500,000 securities for redemption on any repurchase date.

Fact Sheet
Prospectus

Index History

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INFL Index Weights
 As Of: 06-Dec-2011
    Contract                Contract Expiry Date  Weight %
  Security                     Maturity/Expiry    Notional
  TII 2 1/8 02/15/41             FEB41             .99266
  TII 0 1/8 04/15/16             APR16            3.97064
  TII 0 5/8 07/15/21             JUL21            4.9633
  US 5 Yr Note Future            MAR12           -3.68856
  US 10 Yr Note Future           MAR12           -6.32031
  US Ultra Bond Future           MAR12           -1.26134
  3M LIBOR Index (DBUSLIB3)        N/A           -4.54143

DEFL Index Weights
 As Of: 06-Dec-2011
    Contract                Contract Expiry Date  Weight %
  Security                     Maturity/Expiry    Notional
  TII 2 1/8 02/15/41              FEB41            -.99266
  TII 0 1/8 04/15/16              APR16           -3.97064
  TII 0 5/8 07/15/21              JUL21           -4.9633
  US 5 Yr Note Future             MAR12            3.68856
  US 10 Yr Note Future            MAR12            6.32031
  US Ultra Bond Future            MAR12            1.26134
  Tbill Index (DBTRBL3M)            N/A            4.63365

INFL Financial Details
 Ticker: INFL
-----------------------------------------
 Last Update               06-Dec-2011
                           09:31 AM
-----------------------------------------
 Price                     Not Available
-----------------------------------------
 INFL Index Level*         503.76927
-----------------------------------------
 Indicative Intra-day      50.11
 Value**
-----------------------------------------
 Last end of day           50
 Value***
-----------------------------------------
 Last date for end         05-Dec-2011
 of day Value
-----------------------------------------
 Data Source: www.nyse.com
 (Data delayed 20 minutes)
-----------------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the INFL
*** Last end of day INFL RP

DEFL Financial Details

Ticker: DEFL
-----------------------------------------
Last Update               06-Dec-2011
                          09:31 AM
-----------------------------------------
Price                     Not Available
-----------------------------------------
DEFL Index Level*         489.42894
-----------------------------------------
Indicative Intra-day      49.88
Value**
-----------------------------------------
Last end of day           50
Value***
-----------------------------------------
Last date for end         05-Dec-2011
of day Value
-----------------------------------------
Data Source: www.nyse.com
(Data delayed 20 minutes)
-----------------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the DEFL
*** Last end of day DEFL RP

Contact Information

Any questions please call
1-877-369-4617

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(1) ETN performance figures are based on repurchase value.
Repurchase value is the [current principal amount x (1 + TBill index return on such trading day) + index multiplier x applicable inflation index return on such trading day] x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual ETN performance. The publication date of the DBIQ
Duration-Adjusted Inflation Index and the DBIQ Duration-Adjusted Deflation
Index is 7/25/2011. ETN Performance is based on gain or loss of $0.10 per security for each 1 point increase or decrease, respectively, in the level of the applicable inflation index, plus the income accrued from a notional investment of the value of the securities, as determined on each monthly rebalancing date, in 3-month United States Treasury bills on a rolling basis, as represented by the DB 3-Month T-Bill Index (the "TBill index"), less an investor fee.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS.

(2) The S-P 500[R] Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.
Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The ETNs offer investors exposure to the month-over-month performance of their respective inflation index and the month-over-month returns on the TBill index, measured from the first calendar day to the last calendar day of each month, less the investor fee. The inflation indices are intended to rise and fall based on changes in the market's expectations about future rates of inflation, and are therefore distinct from the U.S. City Average All Items Consumer Price
Index for All Urban Consumers (the "CPI"), the commonly known consumer price index, which is used to track current inflation in the United States. Unlike
TIPS, which are intended to provide inflation protection, the ETNs allow investors to take long or short exposure to changes in the market's expectations about inflation and do not guarantee any return of principal at maturity. Investors should consider their investment horizon as well as potential trading costs when evaluating an investment in the ETNs and should regularly monitor their holdings of the ETNs to ensure that they remain consistent with their investment strategies.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch and payment of the amount due on the ETNs is entirely dependent on Deutsche
Bank AG, London Branch's ability to pay. The rating of Deutsche Bank AG, London
Branch does not address, enhance or affect the performance of the ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The
ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, uncertain tax treatment, strategy risk, trade price fluctuations, illiquidity and credit risk. Investing in the ETNs is not equivalent to a direct investment in the inflation indices or components of the inflation indices. The investor fee will reduce the amount of your return at maturity or upon repurchase of your ETNs even if the value of the relevant inflation index has increased. If at any time the repurchase value of the ETNs is zero, the relevant ETNs will be accelerated and you will lose your entire investment in such ETNs. An investment in the ETNs is not suitable for all investors.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. Ordinary brokerage commissions apply. Sales in the secondary market may result in losses. There are restrictions on the minimum number of units that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement.

The ETNs are concentrated in TIPS and U.S. Treasury bonds. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, U.S. government fiscal policy and monetary policies of the
Federal Reserve Board, inflation and expectations concerning inflation, interest rates, and supply and demand for TIPS and U.S. Treasury bonds.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors"
in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured - No Bank Guarantee - May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

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